EXHIBIT A

              OPERATING AGREEMENT OF POWERTREE CARBON COMPANY, LLC



         THIS OPERATING AGREEMENT OF POWERTREE CARBON COMPANY, LLC (this "Agreement"), dated as of June 2, 2003, is made and entered into by the undersigned organizing members to form, and be hereby admitted as members of, a limited liability company to be named PowerTree Carbon Company, LLC, (the "Company") under and pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. ss. 18-101 et seq., as amended from time to time (the "Act"). This Agreement shall be deemed effective as of immediately prior to the filing of a certificate of formation (the "Certificate of Formation") for the Company under the Act. This Agreement will be binding upon additional members of the Company upon their admission as members of the Company in the manner provided in this Agreement.

         Whereas, the members intend that this Agreement memorialize the entire limited liability company agreement (as defined in Section 18-101(7) of the Act) of the Company as in effect at the time of formation of the Company;

         NOW, THEREFORE, intending to be legally bound, the members hereby agree as follows:

                             ARTICLE I - MEMBERSHIP

         SECTION 1. Members. The members (each a "member") of the Company are the following (together with any other persons or entities admitted in the future as additional or substitute members of the Company in accordance with this Agreement and the Act):

         Ameren Corporation American Electric Power Company, Inc. Cinergy Detroit Edison Company Diversified Lands LLC Duke Energy Entergy Arkansas, Inc. Exelon Generation Company LLC First Energy Corp Great Plains Energy Incorporated Minnesota Power Oglethorpe Power Corporation Oklahoma Gas & Electric Peabody Energy Conectiv Energy Holding Company Arizona Public Service Company Progress Energy, Inc.
         PSEG
         PNM Resources, Inc.
         Reliant Energy
         Tennessee Valley Authority
         TXU Generation Company LLP
         Virginia Electric & Power Company
         We Energies
         Wisconsin Public Service Corporation
         Xcel Energy


         SECTION 2. Interest of Members. Except as otherwise provided in Section 5 of this Article I, each member shall have a percentage interest ("Interest") in the Company equal to a fraction the numerator of which is the net present value discounted (using a discount rate of three (3) percent, or such other rate as the Board subsequently establishes) to January 1, 2003 of the total contribution commitment of such member set forth across from such member's name on Schedule A hereto as may be amended from time to time pursuant to sections 3 and 7 through 9 of this Article I, and the denominator of which is the sum of the net present values calculated for each of the members' total contribution commitments set forth on Schedule A as may be amended from time to time pursuant to sections 3, and 7 through 9 of this Article I. References hereinafter to "Schedule A" shall mean Schedule A, as may be amended from time to time pursuant to sections 3, 5 and 7 through 9 of this Article I.

         SECTION 3. Additional Members. Except as otherwise permitted in Section 5 of this Article I, new members may be added only upon the unanimous approval of the then existing members, pursuant to the procedures adopted by the Board of Managers. Upon the admission of a new member, this Operating Agreement (and Schedule A hereto) shall be amended to include the new member as a party hereto. The percentage Interest of any new member shall be calculated under the methodology set forth in section 2 of this Article I, and the percentage Interests of existing members shall be reduced pro rata to reflect the Interest of the new member.

         SECTION 4.1 Members' Capital Contributions. Each organizing member shall be required to make the capital contributions of cash to the Company at the times and in the amounts set forth across from such member's name as shown on Schedule A hereto, as the same may be amended from time to time pursuant to section 7 of this Article, by paying, or causing to be paid, said amount to the Company. Upon receipt of such payment, such amount shall be credited to the member's Capital Account (as such term is defined in Article VI) and shall be available to the Company to pay for the expenses associated with the Company's business activities, pursuant to the Company's procedures for approving expenditures. Members shall not be entitled to interest on the capital contributions. A member's failure to make a scheduled capital contribution shall result in a suspension of such member's voting rights until such time as the member makes the required contribution. The Board may establish an interest penalty for late payments, which interest penalty shall not exceed the lawful rate. For purposes hereof, a member's payment shall not be considered late until ten (10) business days after receipt of a notice from the Company of such member's failure to make a scheduled payment.

         SECTION 4.2 Capital Accounts. Each member shall have a Capital Account that shall be credited with (i) the capital contributions (net of liabilities that the Company is considered to assume or take subject to Code section 752) contributed by such member to the Company; and (ii) allocations of Profits to it pursuant to Article VI, Section 2. Each member's Capital Account shall be debited with (a) the amount of cash and the Carrying Value (as defined in Article VI hereof) of other property distributed to such member (net of liabilities that such member is considered to assume or take under Section 752 of the Code) and (b) allocations of Losses to it pursuant to Article VI, Section
3. The provisions of this Agreement relating to the maintenance of Capital Accounts and procedures under liquidation of the Company are intended to comply generally with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith and, to the extent the subject matter thereof is otherwise not addressed by this Agreement, the provisions of such Regulations are hereby incorporated by reference. The members hereby agree to be bound by the provisions of this Article I, Section 4 (relating to Capital Accounts) and Article VI (relating to Allocations) in reporting their shares of Company income and loss for all tax purposes, except to the extent otherwise required by applicable law. Notwithstanding any requirements of law, the members agree, for purposes of maintaining their Capital Accounts, to be bound by the allocations contained in Article VI, notwithstanding any allocations for income tax purposes.


         SECTION 4.3 Pre-formation Expenses. Each of the members shall be required to pay its own expenses incurred in connection with formation of the Company (collectively the "Pre-formation Expenses"). Such expenses shall represent a deemed contribution to the capital of the Company. The Carrying Value of the Pre-formation Expenses shall always be zero.


         SECTION 5. Transfer or Sale of Interest. A member may not transfer, by sale, gift, assignment or any other means, some or all of its Interest in the Company to any party except with the two-thirds approval of the existing members; except that a member may sell, transfer, or assign some or all of its Interest without the prior approval of other members: (i) to an affiliate of the member; and (ii) to another member. However, in the case of any such sale, transfer, or assignment the transferring member shall not be released from its obligations hereunder unless the transferee agrees in writing to assume all obligations under this agreement with respect to the transferred interest in form and substance acceptable to the Board. For purposes of this Agreement, "affiliate" means with respect to a person or entity, any other person or entity controlled by, controlling or under common control with such person or entity. For purposes hereof "control" means with respect to a person or entity, possession of fifty (50) percent or more of the (i) outstanding voting rights entitled to vote for election of the board of directors or other governing body of such entity, or (ii) general partnership interests in such entity, or (iii) joint venture or other interests with respect to such entity entitled to direct the management and affairs of such entity, by contract or otherwise. Schedule A hereto shall be amended to reflect a transfer of Interest(s) permitted under this Agreement. A transferee hereunder shall succeed to the Interest, voting and other rights of transferring member. In recognition that each member has only one vote in the management of the Company, in the case of transfer of less than the entire Interest of a member, the transferring member and the transferee shall mutually agree and notify the Company as to which of them shall exercise such vote and the Company shall not be liable for relying on such notice.


         SECTION 6. Proof of Membership. This Agreement shall be proof of membership in the Company.


         SECTION 7. Additional Capital Contributions. Except by a unanimous vote of the members, no member shall be required to make any additional capital contributions to the Company beyond those the member committed to make at the time of such member's admission to the Company in accordance with Schedule A hereto. Any additional capital contributions approved pursuant to this section shall be reflected on Schedule A.


         SECTION 8. Withdrawal. A member may withdraw from the Company for any reason at any time by notifying the Secretary. Upon delivery of such notice the member shall not be entitled to the return of any of its capital contributions in the Company and shall have no further right, obligation or interest in, or with respect to, the Company; except: (i) the withdrawing member shall remain liable to the Company for any unpaid capital contributions that it agreed to pay to the Company as set forth in Schedule A and shall remain liable to make such contributions in accordance with the dates set forth in Schedule A; and (ii) the withdrawing member shall remain liable for any other liabilities or obligations that it undertook to the Company. Upon a member's withdrawal, such member's Interest shall be allocated to the remaining members pro rata based on the percentage Interest of each remaining member and the Board shall amend Schedule A to reflect such allocation. A withdrawing member may retain Carbon Reductions (as defined in Article V) associated with the withdrawing member's Interest that accrue to the member prior to the member's withdrawal and that the Board ratifies pursuant to Article V prior to or after the member's withdrawal. Carbon Reductions associated with the withdrawing member's Interest which accrue after the member's withdrawal and are ratified by the Board shall be allocated to the remaining members pro rata based on each remaining member's percentage Interest.


         SECTION 9. Termination of Membership. The Company, by a two-thirds majority vote of the Board, may revoke a member's Interest in the Company if:
(i) within thirty (30) days after receipt of notice thereof from the Company, a member fails to make a capital contribution to the Company as provided on Schedule A hereto; or (ii) a member becomes the subject of a voluntary or involuntary petition for bankruptcy that is not withdrawn within one hundred twenty (120) days of filing. Upon revocation of a member's Interest, the member shall not be entitled to the return of any of its capital contributions in the Company and shall have no further right, obligation or interest in the Company; except: (i) such member shall remain liable to the Company for any unpaid capital contributions as provided in and in accordance with the timetable set forth in Schedule A hereto; and (ii) the member shall remain liable for any other liabilities or obligations it undertook to the Company. A revoked member's Interest shall be allocated to the remaining members pro rata based on each remaining member's percentage Interest and the Board shall amend Schedule A to reflect such allocation.


         SECTION 10. Term. The Company shall have a term of ninety-nine (99) years.

         SECTION 11. Public Utility Holding Company Act. So long as any member is subject to regulation under the Public Utility Holding Company Act of 1935 ("PUHCA") as a registered holding company or a subsidiary company thereof (each a "PUHCA Regulated Member"), such PUHCA Regulated Member agrees that it, together with each company that is an "associate company" (as defined in PUHCA) thereof and that is also a member ("Associate Company"), shall not own, be deemed to own, or acquire any voting rights in the Company (either as a member or on the Board) which shall cause its voting rights together with its Associate Companies to equal or exceed ten percent (10%) of the outstanding voting rights in the Company. Any such voting right equal to or in excess of ten percent (10%) that would be received, transferred or otherwise obtained by a member together with its Associate Companies shall be automatically allocated in equal portions to the other members for so long as and to the extent that the ownership of such voting rights would cause the voting rights of the PUHCA Regulated Member together with its Associate Companies to equal or exceed ten percent (10%) or more of the total voting rights in the Company. The foregoing re-allocation of voting rights shall not require the prior consent or approval of any Member. The Board may determine an appropriate mechanism to implement the objectives of this provision, including but not limited to the creation of fractional voting rights or additional voting rights.

         SECTION 12. Condition Precedent for PUHCA Registered Companies. As to each of the following companies that will be a PUHCA Regulated Member once such company becomes a member (each a "Registered Company"), the effectiveness each Registered Company's admission as a member of the Company pursuant to this Agreement is conditioned on the Registered Company receiving approval from the Securities and Exchange Commission under PUHCA to perform, directly or indirectly through any associate company (as such term is defined in PUHCA), this Agreement. Upon such approval, such Registered Company or its designated affiliate shall be admitted to the Company as a full "member" under this Agreement and shall thereupon pay all unpaid Schedule A capital contributions due through the date of such admission. The Registered Companies are:

         Ameren Corporation
         American Electric Power Company Inc.
         Cinergy
         Entergy Arkansas, Inc.
         Exelon Generation Company LLC
         First Energy Corp.
         Great Plains Energy Incorporated
         Conectiv Energy Holding Company
         Progress Energy, Inc.
         Virginia Electric & Power Company
         Xcel Energy


         SECTION 13. Additional Limitation on Voting Rights. No company that notifies the Company of its intention to be subject to this provision, shall own, be deemed to own, or acquire any voting rights either as a member or on the Board in the Company (either as a member or on the Board) which shall cause its voting rights together with any voting rights held by affiliates of such company to equal or exceed five percent (5%) of the outstanding voting rights in the Company. Any such voting right equal to or in excess of five percent (5%) that would be received, transferred or otherwise obtained by such company together with any affiliate thereof shall be automatically allocated in equal portions to the other members for so long as and to the extent that the ownership of such voting rights would cause the voting rights of such company together with its affiliates to equal or exceed five percent (5%) or more of the total voting rights in the Company. The foregoing re-allocation of voting rights shall not require the prior consent or approval of any member. The Board may determine an appropriate mechanism to implement the objectives of this provision, including but not limited to the creation of fractional voting rights or additional voting rights.


                  ARTICLE II - MANAGEMENT BY BOARD OF MANAGERS

         SECTION 1. Board of Managers. The business and affairs of the Company shall be managed by or under the direction of a Board of Managers (or "Board"). Each member (or any permitted transferee of such member) owning an interest representing at least an original capital contribution commitment of One Hundred Thousand Dollars ($100,000) as provided in Schedule A hereto shall be entitled to appoint one representative to the position of a Manager on the Board. Each member (together with any affiliate) having a representative on the Board shall have one vote. Each Manager shall hold his or her seat on the Board for so long as the respective member remains a member and complies with this Agreement and the appointed Manager does not resign. A member may change its Manager on the Board by providing notice thereof to the other members at their addresses as set forth in Schedule B, attached to and made a part of this Agreement. The Board shall have full authority and decision-making power to manage the business and affairs of the Company without further authorization by the members except as such authorization may be specifically required herein, and the actions of the Board taken in accordance with this Agreement shall bind the Company. In recognition that each member has no more than one vote in the management of the Company, in the case of transfer of less than the entire Interest of a member under Section 5 of Article I, the transferring member and the transferee shall mutually agree and notify the Company as to which of them shall exercise the corresponding voting right (if any) on the Board, and the Company shall not be liable for relying on such notice.


         SECTION 2. Meetings of the Board of Managers. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the resolution of the Board. Special meetings of the Board may be called by the President on five (5) business days notice to each Manager, either personally, by telephone, by mail, by telegram or by any other means of communication; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of at least a quarter of the Managers.


         SECTION 3. Quorum and Acts of the Board. At all Board meetings, a quorum shall consist of those Managers present who represent at least a majority of the total number of members that have appointed a Manager. Except as otherwise provided in Section 7 of this Article or any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at a Board meeting, the Managers present at the meeting may adjourn the meeting, until a quorum can be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a majority of the Board members consent in writing, and the writing or writings are filed with the minutes of Board proceedings.


         SECTION 4. Electronic Communications and Proxies. Members of the Board, or any committee designated by the Board, may participate in a Board or committee meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company. A member of the Board may vote on any matter(s) brought before the Board by providing a written proxy to any officer or member of the Company.


         SECTION 5. Committees. The Board may designate by resolution one or more committees, each committee to consist of one or more of the Managers. Any such committee shall have and exercise only those powers and authority in the management of the Company's business and affairs as are delegated to it in the Board resolution and no such committee shall have the power or authority to take any of the actions described in section 7 of this Article unless authorized in writing beforehand by a two-thirds majority vote of the full Board. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.


         SECTION 6. Compensation of Managers. No Manager shall be entitled to receive any financial compensation for serving as a Manager of the Board.


         SECTION 7. Actions Requiring Two-Thirds Approval of the Full Board. Notwithstanding any other provision of this Agreement to the contrary, none of the Board, any Manager, or any officer shall take any of the following actions on behalf of the Company unless authorized to do so by a two-thirds vote of the full Board:

(i) The sale, exchange or other disposition of any of the assets of the Company greater than $20,000 (twenty-thousand dollars) in value;

(ii) The commencement of a voluntary proceeding seeking reorganization or other relief with respect to the Company under any bankruptcy or other similar law or seeking the appointment of a trustee, receiver, custodian or other similar official of the Company or any substantial part of its property, or the making by the Company of a general assignment for the benefit of creditors;

(iii)             The declaration or making of any distributions to members;

(iv) The entering into or withdrawal from by the Company of any joint venture, partnership, subcontracting, license, sub-license, manufacturing, marketing, distribution or other similar arrangement with any person;

(v) The entering into by the Company of any agreement, facility, commitment, guaranty, instrument or other undertaking providing for, or relating to, the incurrence of any indebtedness or financing by the Company;

(vi) The formation or organization of any subsidiary of the Company or other restructuring of the Company and the appointment of directors of (or persons with comparable authority with respect to) any such subsidiary;

(vii) The Company's commitment to any material capital expenditure defined as any expenditure exceeding $20,000 (twenty-thousand dollars);

(viii) The adoption of a business plan and annual operating budget for the Company (or any updates to the plan or budget) pursuant to Article XVI, Section 4 hereof;

(ix) The entering into, amendment or termination of employment contracts with Officers of the Company or other contracts with Officers, Managers, or members or their respective affiliates;

(x) The appointment or change of the independent auditors or deposit banks of the Company; or

(xi) The acquisition or lease by the Company of any real property, or any sale, donation, lease or sublease of, or similar arrangement affecting, any real property owned or leased by the Company.


                              ARTICLE III - MEMBERS


         SECTION 1. Regular Meetings. The members shall meet not less than annually at such time and place as the President determines.


         SECTION 2. Special Meeting. Special meetings of the members may be called by or at the request of the President, the Board, or any three members. The President shall fix the place for holding any such special meeting of the members.


         SECTION 3. Notice. Notice of any regular or special meeting shall be given at least ten (10) days previously thereto by written notice delivered personally or mailed to each member at the business address of the person designated by the member as its contact. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. A copy of the notice may also be sent by e-mail or facsimile to the member. Any member may waive notice of any meeting. The attendance of a member at a meeting shall constitute a waiver of notice of such meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.


         SECTION 4. Quorum. A majority of members present in person or who participate by means of electronic communications or proxy shall constitute a quorum for the transaction of business at any meeting of the members, but if less than such majority is present at a meeting, a majority of the members present may adjourn the meeting from time to time without further notice.


         SECTION 5. Electronic Communications. Members may participate in any meeting by means of conference telephone or similar communications equipment where all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the Company's principal place of business.


         SECTION 6. Manner of Acting. Except as otherwise provided in this Agreement, the act of the majority of the members present in person or by proxy at a meeting at which a quorum is present shall be the act of the Company. Each member shall have one vote.


         SECTION 7. Action Without a Meeting. Any action that may be taken by the members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before or after such action by all of the members.


         SECTION 8. Presumption of Assent. A member who is present at a meeting of the members at which action on any Company matter is taken shall be presumed to have assented to the action taken unless such member's dissent shall be entered in the minutes of the meeting or unless such member shall file its written dissent to such action with the person acting as the secretary of the meeting before the meeting's adjournment or shall forward such dissent by certified mail, return receipt requested, to the Company's Secretary as soon as practicable after the meeting is adjourned. A member may submit its dissent electronically via facsimile or e-mail so long as the Company acknowledges in writing its receipt thereof. The right to dissent shall not apply to a member who voted in favor of such action.


         SECTION 9. Voting by Proxy. A member may vote on any matter(s) brought before the members by providing a written proxy to any Company officer or member.


         SECTION 10. Actions of Members. Members, as members, have no authority to act on behalf of or otherwise bind, the Company.


         SECTION 11. Representations and Warranties. Each member hereby represents and warrants to the Company and to the other members as follows:

         A. It is duly organized and existing in good standing under the laws of its state of organization and is duly qualified to do business in such state. B. It possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.



                              ARTICLE IV - OFFICERS

         SECTION 1. Number. The officers of the Company shall be a President, a Chairman of the Board of Managers, a Secretary, and a Treasurer, each of whom shall be elected by a two-thirds vote of the members.


         SECTION 2. Term of Office. Each officer shall hold office until his or her successor shall have been duly elected, until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided.


         SECTION 3. Removal. Any officer may be removed by a two-thirds vote of the members.

         SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, shall be filled by the members at a special meeting called for that purpose.


         SECTION 5. President. The President shall be the principal executive officer of the Company and, subject to the control of the Board, shall in general supervise and control all of the business and affairs of the Company and be responsible for the day-to-day operations of the Company. He or she shall, when present, preside at all meetings of members. He or she may sign, pursuant to authority delegated by the Board, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board.


         SECTION 6. Chairman. The Chairman shall preside at all Board meetings. Only a Manager may be the Chairman.


         SECTION 7. Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the members in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company's records and of the Company's seal and see that the Company's seal is affixed to all documents the execution of which on the Company's behalf under its seal is duly authorized; and (d) in general perform all of the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board.


         SECTION 8. Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the Company's name in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of this Agreement; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board. If required by the members, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board shall determine.


                          ARTICLE V - BUSINESS PURPOSE;
               CARBON REDUCTIONS AND WILDLIFE HABITAT ENHANCEMENT

         The Company will have all legal powers and privileges, together with any powers incidental thereto, to conduct, promote and attain the businesses, purposes and activities of the Company. The Company's principal purpose shall be to invest in and develop forestation and reforestation projects designed to sequester carbon from the atmosphere, where such projects are not inconsistent with the development and enhancement of wildlife habitat, and to secure the legal rights associated with such sequestration (hereinafter the "Projects"). Members shall be entitled to claim a pro rata share of all carbon that is determined to be sequestered by the Company's efforts to which legal rights have been obtained ("Carbon Reductions") based on the members percentage Interest in the Company. The Board shall take such actions as are reasonable and necessary to: (i) ratify the amount of Carbon Reductions achieved through the Projects;
(ii) allow each member (or its designee(s) or transferee(s)) to utilize (or not utilize) its share of Carbon Reductions in connection with the member's (or designee(s) or transferee(s)) participation in any greenhouse gas reporting or regulatory programs; (iii) transfer (or not transfer) the legal rights associated with Carbon Reductions from the Company to each member (or its designee(s) or transferees) at the member's direction; or (iv) take such other action to use (or not to use) on behalf of or to permit use (or non-use) by one or more members (or its or their designee(s) or transferee(s)) as the Board may specifically authorize from time to time. In no event does the Company or any member guarantee, warranty, or covenant to any member or any other party: (i) that the Company's efforts will result in Carbon Reductions; (ii) that any Carbon Reductions resulting from the Company's efforts or otherwise will have any value regardless of whether such Carbon Reductions are held by the Company or transferred to a member or other person; (iii) that any Carbon Reductions resulting from the Company's efforts will be credited, certified, or otherwise recognized under any governmental greenhouse gas voluntary reporting or regulatory program. In addition to the principal purpose described herein, the Company may carry on any other lawful business purpose or activity permitted by the Agreement. So long as any member is subject to regulation under PUHCA as a registered holding company, or a subsidiary company thereof, the Company shall not engage in any business activity inconsistent with any exemption, advice, rule, or order of the Securities and Exchange Commission relied upon by such member permitting its ownership of its Interest in the Company.


                  ARTICLE VI - ALLOCATIONS AND DISTRIBUTIONS TO MEMBERS

         SECTION 1. Defined Terms. For purposes of this Agreement, the following shall be defined terms:

          A. "Capital Account" means the separate capital account established and maintained on behalf of each member. Such Capital Accounts shall be maintained in accordance with the Code, including Section 704(b) of the Code, Regulations, capital accounting rules of Regulations Section 1.704-1(b)(2)(iv), and other applicable authority. In the event of a permitted sale or exchange of an Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest.

          B. "Code" means the Internal Revenue Code of 1986 , as amended, and any successor statute.

          C. "Deficit Capital Account" means with respect to any member, the deficit balance, if any, in such member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

               (i). Credit to such Capital Account (1) any amount which such member is obligated to restore, under Section 1.704-1(b)(2)(ii)(c) of the Regulations, including, but not limited to, the unpaid principal balance of any promissory note (of which the member is the maker) contributed to the Company by the member, (2) the amount of such member's share of Company minimum gain (as determined in accordance with Section 1.704-2(g)(1) and (g)(3) of the Regulations), and (3) the amount of such member's share of member nonrecourse debt minimum gain (as determined under Section 1.704-2(i)(5) of the Regulations); and

               (ii). Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

               (iii). This definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with those provisions.

          D. "Capital Contribution" means, for purposes of this Article VI, with respect to any member, the aggregate amount of money and the initial Carrying Value of any property (other than money) contributed to the Company pursuant to this Article VI.

          E. "Carrying Value" means (i) with respect to any Company asset contributed to the Company by any person, the gross fair market value of such asset, adjusted as provided in the last sentence of this paragraph, and (ii) with respect to any other Company asset, the adjusted basis of such asset for federal income tax purposes as of the time of determination; provided, however, that the Carrying Value of all Company assets shall, at the election of the Tax Matters Member with approval of the Board, be adjusted to equal their gross fair market value, as determined by the Tax Matters Member with approval of the Board, upon the occurrence of an event specified in Treasury
          Regulations Section 1.704-1(b)(2)(iv)(f)(5). The Carrying Value of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code
          Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Subparagraph (vi) of the definition of "Profits" and "Losses".

          F. "Depreciation" means for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Tax Matters Member with the approval of the Board.

          G. "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

          H. "Member Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

          I. "Minimum Gain" means the amount determined pursuant to the provisions of Treasury Regulations Section 1.704-2(d).

          J. "Minimum Gain Attributable to Member Nonrecourse Debt" means the amount determined pursuant to the provisions of Treasury Regulations
          Section 1.704-2(i)(3).

          K. "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

          L. "Nonrecourse Liability" means those liabilities defined as such in Treasury Regulations Section 1.704-2(b)(3).

          M. "Membership Interest" means, with respect to a member, the member's Interest (as defined in Article I, Section 2 of this Agreement), the member's rights to distributions (liquidating or otherwise), the member's tax allocations (if any), and the member's information and rights to vote, consent, or approve.

          N. "Profit" or "Loss" means, for any Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with the Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

               (ii) In the event the Carrying Value of any Company property is adjusted pursuant to the definition of Carrying Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

               (iii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or Loss;

               (iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Carry Value;

               (v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of "Depreciation";

               (vi) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

          O. "Tax  Matters  Member"  has the  meaning  assigned  to such term in
          Article XIII.


          P. "Regulations" means the regulations, temporary and final, of the Treasury Department promulgated under the Code.


         SECTION 2. Net Profits. Net profits for any taxable year of the Company shall be allocated to the members in proportion to their respective Interests.

         SECTION 3. Net Losses. Net losses for any taxable year shall be allocated to the members in proportion to their respective Interests.

         SECTION 4. Distributions. Except upon dissolution and liquidation as set forth in Article XI, at such times as the Board shall determine, but no less than annually, the distributable cash of the Company, if any, shall be distributed to the members in proportion to their respective Interests.


         SECTION 5.

          A. The net Profit and net Loss of the Company, including each item of income, gain, loss and deduction, and credit shall be allocated with respect to each Fiscal Year (or portion thereof) among the Members in accordance with their respective Interest.

          B. Allocations for tax purposes shall be made in the same manner as the allocations set forth under Section 5(a); however the following adjustments shall be made and applied, to the extent necessary, in a manner consistent with Treasury Regulation Section 1.704-1(b):

               (1) The allocations of income, gain, loss and deduction pursuant to Section 5(a) shall be adjusted to comply with the qualified income offset requirements of Treasury Regulation Section 1.704-1(b) and the nonrecourse deduction or minimum gain charge-back requirements of Treasury Regulation Section 1.704-2.

               (2) The net Losses allocated pursuant to Section 5(a) shall not exceed the maximum amount of net Losses that can be so allocated without causing any Member to have a Deficit Capital Account at the end of any fiscal period. If some but not all Members would have Deficit Capital Accounts as a consequence of an allocation of net Losses pursuant to this Section 5(b)(ii), then the limitation set forth in this Section 5(b)(ii) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible net Losses to each Member under Regulations ss. 1.704-1(b)(2)(ii)(d). With respect to each allocation period thereafter, 100 percent of net Profit shall be allocated to the Members up to the aggregate of, and in proportion to, any net Losses previously allocated to each Member in accordance with this Section 5(b)(ii) in the reverse order in which such net Losses were allocated.

               (3) Any special allocations pursuant to the preceding clause (i) required in order to comply with the Treasury Regulations shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations pursuant to this
               Section 5(b) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member had there been no such special allocation.

          C. If there is a change in any Member's share of the distributions or other items of the Company during any Fiscal Year as a result of the Transfer (as defined herein) of an Interest (subject, in each case, to Article XI hereof), allocations among the Members shall be made in accordance with their respective Interests in the Company from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method; however depreciation shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company.

          D. If the Internal Revenue Service successfully asserts an adjustment to the taxable income of a Member attributable to a transaction between the Member and the Company and, as a result of such adjustment, the Company is entitled to a deduction or reduction in income for Federal income tax purposes in excess of any gain recognized by the Company, such excess deduction shall be allocated to such Member or such reduced income shall be reflected in a reduction in income allocated to such Member. If the Internal Revenue Service successfully asserts an adjustment to the taxable income of the Company attributable to a transaction between the Member and the Company and, as a result of such adjustment, any Member is entitled to a deduction or reduction in income for Federal income tax purposes in excess of any gain recognized by such Member, the additional Company taxable income shall be allocated to such Member.

         Notwithstanding anything to the contrary in this Section 5, the Tax Matters Member shall not take any of the actions described in this Section 5 without the prior approval of the Board, as required by Article XIII.

         SECTION 6. Special Allocations. The special allocations described in Sections 7 through 12 of this Article shall be made in the same order as they appear in this Article VI.

          SECTION 7. Minimum Gain Chargeback. Notwithstanding any other portion of this Article VI and except as provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in the Company's minimum gain as determined under Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations during a taxable year of the Company, then the capital accounts of each member shall be allocated items of income (including gross income) and gain for such year (and, if necessary, for subsequent years) in an amount equal to the total net decrease in the Company's minimum gain multiplied by the members' percentage share of the Company's minimum gain at the end of the preceding taxable year determined in accordance with Section 1.704-2(g) of the Regulations. This Article VI, Section 7 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. In any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the members and it is not expected that the Company will have sufficient other income to correct that distortion, the Board may in its discretion (and shall, if requested to do so by a member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation Section 1.704-2(f)(4).

          SECTION 8. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company Allocation Year, each member who has a share of the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such member's share of the net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each member. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

         SECTION 9. Qualified Income Offset. In the event any member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1 (b)(2)(ii)(d)(4), (5), or (6) of the Regulations, which create or increase a Deficit Capital Account of such member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated and credited to the Capital Account of such member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Article VI, Section 9 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1 (b)(2)(ii)(d) of the Regulations.

         SECTION 10. Gross Income Allocation. In the event any member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such member is obligated or deemed obligated to restore to the Company (1) pursuant to this Agreement, (2) under Regulations Section 1.704-2(g)(1) regarding Company minimum gain, and (3) under Regulations Section 1.704-2(i)(5) regarding member nonrecourse minimum gain, then the Capital Account of such member shall be specially allocated and credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

         SECTION 11. Allocation of Nonrecourse Deductions. Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Regulations) attributable to nonrecourse liabilities of the Company, and thereafter throughout the full term of the Company, nonrecourse deductions shall be allocated to the members in accordance with, and as a part of, the allocations of Company net losses for such period subject to the preceding Section 3 of this Article.

          SECTION 12. Allocation of Member Nonrecourse Debt Deductions. Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Regulations which are attributable to any nonrecourse debt of the Company and are characterized as member nonrecourse debt deductions as determined under
Section 1. 704-2(i)(2) of the Regulations shall be charged to the members' Capital Accounts in accordance with said Section 1.704-2(i) of the Regulations.

          SECTION 13. Intention of Allocations. Any credit or charge to the Capital Accounts of the members pursuant to Sections 6 through 12 of this Article shall be taken into account in computing subsequent allocations of net profits and net losses pursuant to Sections 2 and 3 of this Article, so that the net amount of any items charged or credited to Capital Accounts shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each member if the special allocations required by Sections 6 through 12 of this Article hereof had not occurred.

          A. In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(iv)(d)(3) of the Regulations, if a member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution. Allocations pursuant to this Section 13A shall be made utilizing the remedial allocation method described in Treasury Regulation Section 1.704-3(d).

          B. Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing member within seven years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing member shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

          C. In the case of any distribution of property (other than cash) by the Company to a member, such member shall be treated as recognizing gain in an amount equal to the lesser of:

               (1) the excess (if any) of (A) the fair market value of the property received in the distribution over (B) the adjusted basis of such member's interest in the Company immediately before the distribution, reduced (but not below zero) by the amount of money received in the distribution, or

               (2) the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the member. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee member under Section 704(c)(1)(B) of the Code if all property which (A) had been contributed to the Company within seven years of the distribution, and (B) is held by the Company immediately before the distribution, had been distributed by the Company to another member.

               If any portion of the property distributed consists of property which had been contributed by the distributee member to the Company, then such property shall not be taken into account under this Article and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in a general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other such entity, then the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

         SECTION 14. Allocation of Income and Loss and Distributions in Respect of Interest Transferred. Distributions of Company assets may be made only to holders of Interests shown on the Company's books and records. Neither the Company, the Board, nor any member (who is not a recipient of such distribution) shall incur any liability for making distributions in accordance with the provisions of the foregoing, whether or not the Company, the Board, or the member has knowledge or notice of any transfer or purported transfer of ownership of a Company Interest which has not been effected in accordance with this Agreement. Notwithstanding any provision above to the contrary, the Company's gain or loss realized in connection with the sale or other disposition of any of the Company's assets shall be allocated solely to the holders of Company Interests as of the date the sale or other disposition occurs.

         SECTION 15. Revaluation of Capital Accounts. In connection with a contribution of cash or other property (other than a de minimis amount) by a member or existing member as consideration for the member's interest in the Company, or in connection with the dissolution of the Company or a distribution of money or other property (other than a de minimis amount) by the Company, to a withdrawing member, as consideration for a membership interest, the Capital Accounts of the members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Regulation Section 1.704-1(b)(2)(iv)(f). If under Section 1.704-1(b)(2)(iv)(f) of the Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the members' share of tax items under Section 704(c) of the Code.

          SECTION 16. Recapture. All recapture of income tax deductions resulting from sale or other disposition of Company property shall be allocated to the member or members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such member is allocated any gain from the sale or other disposition of such property.

          SECTION 17.  Other Allocations.

         A. For purposes of determining the net profits and net losses or other items allocable to any period, net profits, net losses and any other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

         B. The members are aware of the income tax consequences of the allocations made hereunder and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes.

         C. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Board shall endeavor to treat distributions as having been made from the proceeds of a nonrecourse liability or a member nonrecourse debt only to the extent that such distributions would cause or increase the Deficit Capital Account for any member.


               ARTICLE VII - CONTRACTS, LOANS, CHECKS AND DEPOSITS

         SECTION 1. Contracts. Subject to the conditions set forth in Article II, Section 7, the Board may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

         SECTION 2. Loans. No loans shall be contracted on behalf of the Company and no evidences of indebtedness shall be issued in its name unless authorized by the Board subject to the conditions set forth in Article II, Section 7. Such authority may be general or confined to specific instances.

         SECTION 3. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents of the Company and in such manner as shall from time to time be determined by Board.

         SECTION 4. Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositaries as the Board may select.


                      ARTICLE VIII - LIMITED LIABILITY AND
                      EXCULPATION OF MANAGERS AND OFFICERS

         SECTION 1. Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no member, Manager, employee or agent of the Company will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting in the capacity as a Manager, employee or agent of the Company, except as provided under Article IX.

         SECTION 2. Exculpation. Any Company Manager or officer exercising authorities or responsibilities for or on behalf of the Company shall not be personally liable to the Company for damages or for any breach of duty in that capacity, provided that nothing in this Article shall eliminate or limit the liability of any Manager or officer if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved willful misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.


              ARTICLE IX - INDEMNIFICATION OF MANAGERS AND OFFICERS

         To the fullest extent permitted by law, the Company shall indemnify and hold harmless any Manager or officer of the Company (collectively, the "Indemnitees") from and against any and all claims and demands whatsoever; provided that no indemnification will be made to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes; (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The provisions of this Article shall continue to afford protection to each Indemnitee regardless of whether he or she remains a Manager, officer, employee or agent of the Company. Indemnification shall be limited to the capital of the Company, except to the extent that such indemnification is covered by the proceeds of any insurance purchased by Company. No member shall be responsible for this indemnification obligation.


                             ARTICLE X - FISCAL YEAR

         The fiscal year ("Fiscal Year") of the Company shall begin on the first day of January and end on the 31st of December in each year.


             ARTICLE XI - DISSOLUTION, CANCELLATION AND TERMINATION

         SECTION 1. Dissolution and Cancellation. The Company may be dissolved only upon the earlier of the following: (a) expiration of the Company's term or
(b) a decision in writing by at least two-thirds of the members to dissolve the Company; or (c) as otherwise provided in the Act. After the Company has completed winding up its affairs and upon the filing with the State of Delaware of a Certificate of Cancellation the Company shall cease to carry on its business.

     SECTION 2. Winding Up, Liquidation and Distribution of Assets.

          A. Accounting. Upon the occurrence of an event of dissolution, an accounting shall be made by the Company's independent accountants of the Company's accounts and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Board shall immediately proceed to wind up the Company's affairs.

          B. Winding Up. If the Company is dissolved and its affairs are to be wound up, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and members and no member shall take any action that is inconsistent with or not necessary or appropriate for winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company's property and assets have been distributed pursuant to this Agreement and the Certificate of
          Cancellation has been filed with the State of Delaware. The Board shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's liabilities and property, shall cause the property to be liquidated as promptly as is consistent with obtaining the fair value thereof (except to the extent the Board decides to distribute any assets to the members in kind), shall allocate any net profit and net loss resulting from such sales to the members as set forth in Article VI and shall cause the proceeds therefrom, to the extent thereof, to be applied and distributed in the following order:

               (1) First, to the payment and discharge of all the Company's debts and liabilities to creditors, including any loans advanced by the members and all costs related to the dissolution, winding up, and liquidation and distribution of assets;

               (2) Second, to the establishment of such reserves as may reasonably be determined by the Board to be necessary to provide for the Company's contingent liabilities; and

               (3) The balance, if any, to the members, in proportion to the members' respective positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations and adjustments for the Company's taxable year during which the liquidation occurs. Notwithstanding anything to the contrary contained herein, no member shall have an obligation to restore a negative balance in its Capital Account (or a Deficit Capital Account) upon winding up and dissolution of the Company.

          C. Valuation of Distributable Assets. Assets may be distributed to members either in cash or in kind, as determined by the Board, with any assets distributed in kind being valued for this purpose at the fair market value at the date of dissolution as determined by the Board. In the event of the Company's dissolution, the Board may request an independent appraisal of the fair market value of the Company's assets. If such assets are distributed in kind, such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts shall be adjusted pursuant to this Agreement to reflect such deemed sale.

          D. Termination; Compliance with Laws. Upon completion of the winding up, liquidation and distribution of the assets and the filing of the Certificate of Cancellation with the State of Delaware, the Company shall be deemed terminated. The Board shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company's affairs and the final distribution of its assets.

          SECTION 3. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all the remaining property and assets have been distributed to the members, a Certificate of Cancellation shall be executed in duplicate and verified by the person signing the Certificate, which Certificate shall set forth the information required by applicable law. Upon filing the Certificate of Cancellation with the State of Delaware, the Company shall cease to exist, except for the purpose of suits, other proceedings and appropriate actions pursuant to applicable law. The Board shall have authority to distribute any Company property discovered after filing of the Certificate of Cancellation with the State of Delaware, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

         SECTION 4. Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each member shall look solely to the assets of the Company for the return of the member's capital contribution. If the Company property remaining after the payment or discharge of the Company's debts and liabilities is insufficient to return the cash contribution of one or more members, such member or members shall have no recourse against any other member or the Board.


                         ARTICLE XII - WAIVER OF NOTICE

         Unless otherwise provided by law, whenever any notice is required to be given to any Company member or officer under the provisions of this Agreement or pursuant to the Company's Certificate of Formation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.


                           ARTICLE XIII - TAX MATTERS

         The members of the Company and the Company intend that the Company be treated as a partnership for all income tax purposes and will file all necessary and appropriate forms in furtherance of that position. The Board shall cause the preparation and timely filing of all tax returns required to be filed pursuant to the Code and all other tax returns deemed necessary in each jurisdiction in which the Company does business. Copies of such returns (including K-1 Forms or their equivalent), or pertinent information therefrom, shall be furnished to the members by March 15 each year after the end of the Company's Fiscal Year. All elections permitted to be made by the Company under the federal or state laws shall be made by the Board in the Board's sole discretion. The Board shall report the members' shares of net profits, net losses, income, expense, deduction and credit for federal income tax purposes in accordance with the terms of this Agreement.

          A. Tax Matters Member. As soon as reasonably practicable after formation of the Company, the Board shall designate a member by two-thirds vote (and subject to that member's approval) as Tax Matters Member (as defined in Code Section 6231(a)(7)) on behalf of the Company. The Tax Matters Member shall take such action as may be necessary to cause each other member to become a "notice Member" within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth (5th) business day after becoming aware thereof and, within that time, shall forward to each other member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may take any action contemplated by Sections 6222 through 6232 of the Code (inclusive); provided, however, that the Tax Matters Members shall not, without prior approval of the Board, (i) extend the statute of limitations on any income tax return of the Company; (ii) settle any income tax controversy; (iii) file a petition in the United States Tax Court; or
          (iv) file a claim for refund. Any reasonable cost incurred by the Tax Matters Member in connection with performing his or her duties as Tax Matters Member, including retaining accountants and attorneys, shall be as reimbursed expenses of the Company. The Tax Matters Member shall not take any action on behalf of the Company without prior approval of the Board. The Tax Matters Member shall provide all information received in his or her capacity to the Board.

          B. Tax Status. The tax status of the Company shall not be changed without unanimous consent of the members.

          C. Tax Return Elections. The Company shall make the following elections on the appropriate tax returns:

               (i) to adopt the calendar year as the Company's Fiscal Year;

               (ii) to adopt the accrual method of accounting and to keep the Company's books and records accordingly;

               (iii) if a  distribution  of Company  property  as  described  in
               Section 734 of the Code occurs or if a transfer of a Company Interest as described in Section 743 of the Code occurs, on request by notice from any member, if the Board so approves, to elect pursuant to Section 754 of the Code, to adjust the basis of Company properties;

               (iv) the Company shall make the election under Code Section 709 to amortize organizational expenses over 60 months. The Pre-formation Expenses shall be amortized in accordance with Code
               Section 709 and the amortization expense shall be allocated to the members in the ratio of the total Pre-formation Expenses incurred by each; and

               (v)  any  other   election  the  Tax  Matters   Member  may  deem
               appropriate and in the best interests of the members.

          D. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations
          Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.


                             ARTICLE XIV - PUBLICITY

         No member shall issue publicity of any kind relating to this Agreement or the Projects without the Board's prior written approval, which approval shall not be unreasonably withheld. Each member shall inform the Board of any response made to any inquiry from the news media concerning the Agreement or the Projects. In addition, no member shall publish or release any technical paper, article, publication, or announcement in connection with this Agreement or the Projects, during or after the term of this Agreement, without the Board's prior written approval, which approval shall not be unreasonably withheld. The Board shall promptly establish a generally-applicable publicity policy.


                         ARTICLE XV - DISPUTE RESOLUTION

         Section 1. Negotiation. In the event of any dispute between a member and the Company regarding this Agreement, the member and the Company (hereinafter the Parties) first shall attempt to resolve the dispute through good faith negotiation.

         Section 2. Arbitration. In the event of a dispute that is not resolvable through such negotiation, the Parties shall promptly submit the dispute to binding arbitration in accordance with the Rules of the American Arbitration Association.

          A. Commencement. Any Party may commence an arbitration by serving a written request for arbitration on the other Party by at least one method reasonably calculated to provide the other Party with actual notice of the request. The request shall include all matters required for a request for arbitration under the Rules of the American
          Arbitration Association. The Party upon whom the request for arbitration is served shall submit to arbitration as requested. Any
          Party which shall refuse to submit to arbitration shall be liable to the requesting Party for any award and judgment resulting from such arbitration, together with all expenses, including reasonable attorneys' fees and court costs, incurred by the requesting Party to enforce or collect the arbitration award, and all expenses, including reasonable attorneys' fees and court costs, incurred by the requesting Party to defend any effort by the refusing Party to submit the dispute to any forum, including any court, not designated by this Agreement.

          B. Procedures. The arbitration shall be conducted in Washington, D.C., in the English language. The proceeding shall be conducted in such a manner as to be completed within one (1) year of the appointment of the arbitrator. For purposes of this Article, "arbitrator" shall also mean "arbitrators" if the Parties appoint multiple arbitrators. The arbitrator may render partial or prehearing awards and orders. The Parties shall exchange all documents in their respective possession relating to the subject matter of the dispute. Each Party to the dispute may conduct a total of two depositions of employees, officers or agents of the other Party, at a time and place convenient to the person to be deposed. The arbitrator may enter sanctions for, or attach weight to, a Party's failure to disclose.

          C. Technical Matters. If for any particular arbitration proceeding the substantial portion of the matters to be arbitrated involve technical, engineering or scientific expertise, the Parties shall endeavor to select an arbitrator with previous relevant expertise.

          D. Expenses and Costs. Each Party shall bear its own expenses and costs of arbitration.

          E. Judgment. Judgment upon the award may be entered in any court of competent jurisdiction. Any Party seeking to enforce or collect an award shall be entitled to payment by the Party against whom such enforcement is sought of all expenses, including reasonable attorneys' fees and court costs incurred in seeking to enforce or collect the arbitration award.

          F. No Limitation on Rights or Remedies. No part of this Article shall be construed to limit any rights or remedies of a Party to bring any action in any court of competent jurisdiction for injunctive or other provisional relief necessary or appropriate to compel the other Party to comply with the obligations of this Article. In addition, no part of this Article shall be construed to limit any rights or remedies of a Party, at its sole discretion, to bring instead of or in addition to any arbitration under this Article, any action in any court of competent jurisdiction for injunctive or other provisional relief necessary or appropriate to protect its trademarks, trade names, service marks, patents, trade secrets, confidential information or other intellectual property.


                        ARTICLE XVI - Reports AND Records

         SECTION 1. Books and Records; Inspection Rights. Books, records and accounts will be maintained by the Company showing its assets, liabilities, operations, transactions and financial condition in accordance with generally accepted accounting principles ("GAAP"). The Company's books, budgets, analyses (including allocation and distribution methodologies and calculations, records (including invoices, canceled checks and other documents needed to justify costs and expenditures) and reports, a copy of the Certificate of Formation and any amendments thereto or restatements thereof, executed copies of any powers of attorney pursuant to which any document has been executed, a copy of this Agreement and any amendments thereto, and all notices related to the appointment and removal of Managers will be maintained at the business office of the Company (or at such other place as the Board may specify) and each member (and the designated representatives of any member) will, at all reasonable times, during regular business hours, and upon reasonable notice, have the right to inspect and copy the same.

         SECTION 2. Financial Reports. Within twenty (20) days following the close of each quarter and ninety (90) days after the close of each Fiscal Year of the Company, the Board will cause to be prepared (at the Company's expense) and furnished to each person who was a member during the fiscal period then ended, an income statement, balance sheet, statement of cash flows and such other information as may be reasonably requested by a member. The Board will cause to be prepared annual audited financial statements (at the Company's expense) by a nationally or regionally recognized accounting firm and furnish such financial statements to each member during the fiscal period then ended within ninety (90) days from the end of the Fiscal Year.

         SECTION 3. Audit Request by Members. Any member(s) may request the Board to form a committee to conduct an audit of any of the activities of the Company, including, an audit of the Company's financial statements, the Company's risk management practices, and contracts executed by the Company. The Board shall promptly consider such request, and shall promptly inform the requesting member(s) of the Board's decision and the reasons for its decision with respect to such request.

         SECTION 4. Annual Business Plan and Operating Budget. The Board shall adopt by two-thirds vote a business plan and annual operating budget for the Company (or an updates to the plan or budget) which plan and budget shall be presented to the Board for approval prior to the start of each Fiscal Year and which the Board shall seek to adopt prior to the start of each Fiscal Year.


                     ARTICLE XVII - MISCELLANEOUS PROVISIONS

          SECTION 1. Amendment. Any amendment to this Agreement must be in writing, executed by all of the members.

         SECTION 2. Pre-Organization Costs. The Board shall pay all costs associated with formation of the Company as soon as reasonably practicable upon formation.

         SECTION 3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the members and their respective heirs, executors, administrators, successors and assigns, subject to the restrictions on assignment in this Agreement.

         SECTION 4. Severability. In the event that any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable provision. The members furthermore agree to execute and deliver such amendatory provisions to this Agreement to accomplish as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

         SECTION 5. Law Applied. This Agreement shall be governed under the laws of the State of Delaware, without giving effect to the State of Delaware's conflicts of law principles.

         SECTION 6. Entire Agreement. There are no other agreements or understandings, either oral or in writing, pertaining to the subject matter of this Agreement. This Agreement supersedes all previous agreements among the members relating to the subject matters of this Agreement.

         SECTION 7. No Third-Party Beneficiaries. No third-party beneficiaries are intended by this Agreement.

         SECTION 8. Loans. If a member loans money to the Company, such loans shall be on terms and subject to conditions, that are, in the judgment of the Board, fair and reasonable to the Company.

         SECTION 9. Intellectual Property. Unless otherwise decided by the Company, intellectual property created by the Company or acquired thereby shall be owned by the Company, not by members or any third parties. Notwithstanding the foregoing, the Company hereby grants each of the members, for as long as such member is a member of the Company, at no additional cost, a nonexclusive, nonassignable, nontransferable license to use any such intellectual property owned by the Company.

         SECTION 10. Confidentiality. Unless otherwise decided by the Company, confidential Company information given to members that is marked with the legend "CONFIDENTIAL" or any other legend indicating the confidentiality of such information shall be held confidential by such members. Confidential Company information shall not be deemed to include any: (i) information in the public domain through no fault or breach of this Agreement or other confidentiality obligations by any member; (ii) information previously and lawfully known by a member prior to disclosure by Company; (iii) information rightfully learned from a third party not under restriction of disclosure; (iv) information independently developed by a member without access to, or use of, Company's confidential information; (v) information approved in writing by the Company for disclosure by the member(s), provided such approval is given prior to any disclosure; (vi) information required to be disclosed by any judicial, administrative, or similar body before whom a member(s) seeks to enforce its rights under this Agreement (subject to any restrictions agreed to by such member and the Company, or any restrictions sought by the Company and imposed by the authority before whom the matter is pending); or (vii) is required to be disclosed by law or by the order of any judicial, administrative, or similar body with enforcement powers; provided, however, that the member shall make reasonable efforts to notify the Company of this requirement as soon as practicable, and shall cooperate reasonably with the Company, at the Company's expense, in challenging the disclosure, including, if requested, the obtaining of a protective or similar order with respect thereto. If disclosure is required under (vii) above, the member will provide only that portion of Company's confidential information which it is advised by the member is legally required to be disclosed and will exercise all reasonable efforts to obtain a reliable assurance that the Company's confidential information will be treated as strictly confidential by any recipient of it.

         SECTION 11. Insurance. The Company shall acquire general liability insurance and directors and officers insurance as soon as reasonably practicable after formation of the Company, and acquire such other insurance as may be appropriate to the operations of the Company.

         SECTION 12. Environmental Assessments. Before the Company takes title to any real property or any interest therein, the Board shall consider if there are any actual or potential environmental or other liabilities with respect to such real property, perform or engage a third party to perform a chain of title search, and consider the need for an environmental assessment regarding such real property.

         SECTION 13. Related Party Transactions. The Board may, on behalf and at the expense of the Company, engage themselves, any Manager or member, or any firm in which a member or Manager has an interest, to render services to the Company on such terms as the Board determines to be reasonable and appropriate. Any such interest will be disclosed by the member which holds such interest (or the Manager who holds such interest) to the other members or Managers prior to the authorization of such transaction by the Company. Compensation payable to a member or its affiliates will be treated as a Code Section 707(a) or 707(c) payment, as the case may be, and will be treated as an operating expense of the Company and will not be treated as cash available for distribution. The Board may elect to reimburse any member or manager, and their respective affiliates, for any and all reasonable out-of-pocket costs and expenses incurred by them in connection with the activities and operations of the Company. The Company will not hire or pay any compensation to any family member of any individual affiliate of a member without the consent of all of the members. If and to the extent members render services to the Company pursuant to this Article XVII,
Section 8, the terms and conditions applicable to such services, and the compensation therefor, will be set forth in a written contract between the Company and the service provider, which contract will be subject to approval of the Board in accordance with the procedures herein set forth, including the provisions of this Article XVII, Section 13.

         SECTION 14. Filings. The members hereby appoint Delaware Corporate Services Inc., a Delaware corporation ("DCS") as the initial registered agent of the Company in Delaware and hereby designate DCS's offices in Delaware as the Company's initial registered office within the State of Delaware. At any time after the formation of the Company, the members may change the registered agent and office of the Company in Delaware. DCS is hereby further appointed to be an "authorized person" within the meaning of the Act, and is hereby authorized and instructed to execute and file the Company's original Certificate of Formation of the Company with the State of Delaware pursuant to Section 18-201(a) of the Act. Following the filing of the Certificate of Formation, the Secretary shall be an "authorized person" within the meaning of the Act, and shall prepare any documents required to be filed and recorded under the Act, and the Secretary shall promptly cause each such document required to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Secretary shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

         SECTION 15. Further Assurances. Each member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

         IN WITNESS OF WHICH THE UNDERSIGNED HAVE DULY EXECUTED THIS AGREEMENT:


         Ameren Corporation:

         By:____________________________

         Its:____________________________

         Date:__________________________


         American Electric Power Company, Inc.:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Cinergy:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Detroit Edison Company:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Diversified Lands LLC:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Duke Energy:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Entergy Arkansas, Inc.:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Exelon Generation Company LLC:

         By:____________________________

         Its:____________________________

         Date:__________________________

         First Energy Corp:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Great Plains Energy Incorporated:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Minnesota Power:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Oglethorpe Power Corporation:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Oklahoma Gas & Electric:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Peabody Energy:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Conectiv Energy Holding Company:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Arizona Public Service Company:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Progress Energy, Inc.:

         By:____________________________

         Its:____________________________

         Date:__________________________

         PSEG:

         By:____________________________

         Its:____________________________

         Date:__________________________

         PNM Resources, Inc.:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Reliant Energy:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Tennessee Valley Authority:

         By:____________________________

         Its:____________________________

         Date:__________________________

         TXU Generation Company LLP:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Virginia Electric & Power Company:

         By:____________________________

         Its:____________________________

         Date:__________________________

         We Energies:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Wisconsin Public Service Corporation:

         By:____________________________

         Its:____________________________

         Date:__________________________

         Xcel Energy:

         By:____________________________

         Its:____________________________

         Date:__________________________



------------------------------------------------------------------------------------------------------------------------------------
                                    SCHEDULE A - MEMBERS, CAPITAL COMMITMENTS AND PERCENTAGE INTERESTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Total       Net Present    Member
                                                                                         Amount to   Value of All   Percentage
                                                       Payment Year and Amount1          Be Paid     Payments       Interest3
------------------------------------------------------------------------------------------------------------------------------------

   Member Company                               2003    2004     2005    2006     2007
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 1 CIPSCO Investment Company                      20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
 2 American Electric Power Company, Inc.         200     100        0       0        0      300
------------------------------------------------------------------------------------------------------------------------------------
 3 Cinergy  Climate Change Investments LLC        20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
 4 Detroit Edison Company                        300     200      200     200      100     1000
------------------------------------------------------------------------------------------------------------------------------------
 5 Diversified Lands LLC                          20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
 6 Duke Energy Corporation                        20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
 7 Entergy Arkansas, Inc.                     66.666       0   16.666       0   16.668      100
------------------------------------------------------------------------------------------------------------------------------------
 8 Exelon Generation Company, LLC                 20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
 9 First Energy Corp                              20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
10 Great Plains Energy Incorporated               10      10       10      10       10       50
------------------------------------------------------------------------------------------------------------------------------------
11 Minnesota Power                                20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
12 Oglethorpe Power Corporation                   20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
14 Oklahoma Gas & Electric                        10      10       10      10       10       50
------------------------------------------------------------------------------------------------------------------------------------
13 Peabody Energy                                 20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
15 Conectiv Energy Holding Company                10      10       10      10       10       50
------------------------------------------------------------------------------------------------------------------------------------
16 Arizona Public Service Company                 20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
17 Progress Energy, Inc.                          20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
18 PSEG                                           10      10       10      10       10       50
------------------------------------------------------------------------------------------------------------------------------------
19 PNM Resources, Inc.                            20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
20 Reliant Energy                                 10      10       10      10       10       50
------------------------------------------------------------------------------------------------------------------------------------
21 Tennessee Valley Authority                    100       0        0       0        0      100
------------------------------------------------------------------------------------------------------------------------------------
22 TXU Generation Company LP                      15      15       15      15       15       75
------------------------------------------------------------------------------------------------------------------------------------
23 Virginia Electric & Power Company              20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
24 We Energies                                    20      20       20      20       20      100
------------------------------------------------------------------------------------------------------------------------------------
25 Wisconsin Public Service Corporation           10      10       10      10       10       50
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26 Xcel Energy                                    20      20       20      20       20      100
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Note 1:  All amounts except Member's Percentage Interest Are in Thousands of Dollars.
         For Fiscal Year 2003, each Member's capital contribution shall be due 45 days after its receipt of an invoice from the
         Company.
Note 2:  This column is to be completed by the Board in accordance with the terms of the Company's Operating Agreement
Note 3:  This column is to be completed by the Board in accordance with the terms of the Company's Operating Agreement

                                   SCHEDULE B

          NAMES AND ADDRESSES OF POWERTREE CARBON COMPANY, LLC MEMBERS









Note: This Schedule is to be complete by the Board of the Company after Company Formation upon receipt of applicable information from each member.